Exhibit 10.4
EXECUTION VERSION
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
Telephone: 44 20 7545 8000
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 1-212-250-2500
Internal Reference Nr.: 439460
                    June 9, 2011

To:	Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
	Attention:	Treasurer
	Telephone No.:	(609) 275-0500
	Facsimile No.:	(609) 750-4264

Re: Base Call Option Transaction
     DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THIS TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG AND COUNTERPARTY SHALL BE TRANSMITTED THROUGH DBSI. DEUTSCHE BANK AG ACTING THROUGH ITS LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Deutsche Bank AG, London Branch (“Dealer”) and Integra LifeSciences Holdings Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske	Deutsche Bank AG is authorized under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online:
http://www.deutsche-bank.com

Memorandum dated June 9, 2011 (the “Offering Memorandum”) relating to the 1.625% Convertible Senior Notes due 2016 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 200,000,000 (as increased by up to an aggregate principal amount of USD 30,000,000 if and to the extent that the Representatives (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated June 15, 2011 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine); (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (d) “Threshold Amount” means in relation to Dealer, three percent (3%) of shareholders’ equity of Deutsche Bank AG (the “Dealer Parent”) and in relation to Counterparty, USD 25 million.)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:
     General Terms.

Trade Date:	June 9, 2011

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD0.01 per share (Exchange symbol “IART”).

Number of Options:	200,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	20%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 17.4092.

Strike Price:	USD 57.441

Premium:	USD 7,460,000

Premium Payment Date:	June 15, 2011

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.03 and Section 14.04(g) of the Indenture.
     Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Sections 14.02(b) and (c) of the Indenture.

Free Convertibility Date:	June 15, 2016

Expiration Time:	The Valuation Time

Expiration Date:	December 15, 2016, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed to be exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before (i) 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised or (ii) 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day immediately following the scheduled first day of the Settlement Averaging Period for the Options being exercised (in which case the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) due to such notification occurring after the time specified in the immediately preceding clause (i)) of (w) the number of such Options (without regard to any adjustments by the Calculation Agent in accordance with the immediately preceding clause (ii)) and (x) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (y) the Relevant Settlement Method for such Options, and (z) if the Relevant Settlement Method for such Options is not Net Share Settlement (as defined below), the percentage of each Share issuable upon conversion in excess of the principal portion of the Convertible Notes being converted that will be paid in cash (the “Cash Percentage”), and such notice shall also include the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (w) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on or prior to the Free Convertibility Date specifying the information required in clauses (y) and (z) above, as well as the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below.

Valuation Time:	The close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”
     Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has not specified a Cash Percentage or has specified a Cash Percentage of 0% in respect of settling its conversion obligations in respect of the related Convertible Note pursuant to Section 14.02(a)(i) of the Indenture, then, in either case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has specified a Cash Percentage of between 0% and 100% in respect of settling its conversion obligations in respect of the related Convertible Note pursuant to Section 14.02(a)(i) of the Indenture, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has specified a Cash Percentage of 100% in respect of settling its conversion obligations in respect of the related Convertible Note pursuant to Section 14.02(a)(i) of the Indenture, then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than Net Share Settlement, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i)	a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares;

(ii)	a representation that Counterparty is electing the settlement method for the related Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)	a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv)	a representation that Counterparty is not electing the settlement method for the related Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares); and

(v)	an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)	cash in an amount equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period, multiplied by (iii) the Cash Percentage; and

(ii)	a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period, multiplied by (iv) (A) 100% minus (B) the Cash Percentage.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the

Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	For each of the 50 consecutive Valid Days during the applicable Settlement Averaging Period, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IART <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled clos of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day determined, using a volume-weighted average method, by the Calculation Agent). The Relevant Price shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i)	if the relevant Conversion Date occurs prior to the Free Convertibility Date, the 50 consecutive Valid-Day period beginning on, and including, the second Valid Day after such Conversion Date; and

(ii)	if the relevant Conversion Date occurs on or following the Free Convertibility Date, the 50 consecutive Valid Days beginning on, and including, the 52nd Scheduled Valid Day immediately preceding the Expiration Date.

Settlement Date:	For any Option, the date Shares and/or cash are delivered with respect to the Convertible Note related to such Option pursuant to Section 14.02(a) of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option and (ii) the Exchange Business Day immediately following the date Counterparty provides written notice to Dealer of such date of delivery under the Indenture prior to 4:00 PM, New York City time.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 (as modified below) of the Equity Definitions will be applicable as if Physical Settlement were applicable.

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).
3. Additional Terms applicable to the Transaction.
     Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment to the Conversion Rate (as defined in the Indenture) of the Convertible Notes.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Section 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.
     Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequence of Merger Events /
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be a corporation or will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii)

Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.
5.	Account Details.

(a)	Account for payments to Counterparty:

Bank Name: Wells Fargo Bank
ABA #: 121000248
Beneficiary: First Clearing, LLC
Account #: 4122023377
FFC Account Name: Integra LifeSciences Holdings Corp
FFC Account Number: 8595-0713

Account for delivery of Shares to Counterparty:

American Stock Transfer & Trust Co LLC
Transfer Agent # 2941
Account # 10249

(b)	Account for payments to Dealer:

To be provided by Dealer.

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6.	Offices.

	(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

	(b)	The Office of Dealer for the Transaction is: London

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, NJ 08536

	Attention:	Treasurer
	Telephone No.:	(609) 275-0500
	Facsimile No.:	(609) 750-4264

(b)	Address for notices or communications to Dealer:

	To:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
	Attn:	Faiz Khan / Andrew Yaeger
	Group:	Equity-Linked Capital Markets
60 Wall Street, 4th Floor
New York, NY 10005
	Faiz Tel:	212-250-0668
	Faiz Email:	faiz.khan@db.com
	Andrew Tel:	212-250-2717
	Andrew Email:	Andrew.yaeger@db.com
	Facsimile:	732-460-7499

With a copy to:

	Attn:	Lars Kestner / Dushyant Chadha
	Group:	Corporate Derivatives
60 Wall Street, 4th Floor
New York, NY 10005
	Lars Tel:	212-250-6043
	Lars Email:	lars.kestner@db.com
	Dushyant Tel:	212-250-4980
Dushyant Email: dushyant.chadha@db.com
8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of June 9, 2011, between Counterparty and the representatives of the Initial Purchasers party thereto (the “Representatives”), is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein; provided that no such representation or warranty, other than the representations and warranties set forth in Sections 3(a), (b), (d) and (e) of the Purchase Agreement, may be the basis of an Event of Default under Section 5(a)(iv) of the Agreement. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:
(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(12)(C) of the Commodity Exchange Act).

(f)	Each of Counterparty and its officers and directors is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.
9.	Other Provisions.
(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), promptly give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if following such repurchase or Conversion Rate Adjustment Event, the number of outstanding Shares as determined on such day is (i) less than 26,749,873 (in the case of the first such notice) or (ii) thereafter more than 1,622,916 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, that an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.
(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including, but not limited to, the following conditions:
(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii)	Dealer may not, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction except to any affiliate of Dealer (A) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (B) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or the Dealer Parent. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option

Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filings of Schedule 13D or Schedule 13G under the Exchange Act or any other filing obligations applicable as of the date hereof) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.
(g)	Role of Agent. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.

(h)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation if (i) an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture or (ii) Counterparty gives Dealer the notice required pursuant to the last sentence of this paragraph, then such occurrence or the giving of such notice, as applicable, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (which Early Termination Date shall correspond in the case of a Repurchase Event (as defined below), if applicable, to a payment date under Section 6(d)(ii) of the Agreement occurring within a commercially reasonable period of time (as determined by Dealer in a commercially reasonable manner in consultation with counsel with regard to legal, regulatory or commercial issues arising in connection with any related hedging or hedge unwind activities) after the date of payment with respect to the Convertible Notes, if applicable, for such Repurchase Event) and determine the amount payable pursuant to Section 6(e) of the Agreement; provided that in the case of a Repurchase Event, the Transaction shall be subject to termination only in respect of a number of Options (the “Affected Number of Options”), equal to the lesser of (A) the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repurchase Event, as the case may be, and (B) the number of Options then outstanding. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with a Repurchase Event, the Calculation Agent shall assume that the Convertible Notes subject to such Repurchase Event shall not have been repurchased and remain outstanding. Counterparty shall notify Dealer promptly following the occurrence of any Repurchase Event; provided that Counterparty agrees to initiate a Repurchase Event only if Counterparty represents to Dealer at the time it takes action to so initiate such Repurchase Event that it is not in possession of any material nonpublic information with respect to Counterparty or the Shares.

“Repurchase Event” means that (i) any Convertible Notes are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, a tender offer or similar transaction or for any other reason) by Counterparty, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (iv) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

(ii)	Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 14.03 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this Section 9(h)(ii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture) multiplied by (3) a price per Share determined by the Calculation Agent over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.
(i)	Amendments to Equity Definitions.
(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.
(j)	No Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Counterparty may request Dealer to satisfy the Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not have the right to make such an election in the event of (I) a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, (II) a Merger Event or Tender Offer that is within Counterparty’s control, or (III) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy the Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable as if Physical Settlement were applicable.
(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of substantially similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of substantially similar size, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines based on the advice of counsel, in its discretion, that such action is reasonably necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)	Notice of Certain Other Events. Counterparty covenants and agrees that:
(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.
(s)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(t)	Early Unwind. In the event the sale of the “Underwritten Securities” (as defined in the Purchase Agreement) is not consummated with the Representatives for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than in cases involving a breach of the Purchase Agreement by Dealer, Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(r), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(u)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
[Remainder of Page Intentionally Blank]

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, or by fax to (212) 797 8974.
Very truly yours,

Deutsche Bank AG, London Branch

By:	/s/ Lars Kestner
Authorized Signatory
Name:	Lars Kestner
Managing Director

By:	/s/ Michael Sanderson
Authorized Signatory
Name:	Michael Sanderson
Managing Director

Deutsche Bank-Securities Inc., acting solely as Agent in connection with the Transaction

By:	/s/ Lars Kestner

Authorized Signatory
Name:	Lars Kestner
Managing Director

By:	/s/ Michael Sanderson
Authorized Signatory
Name:	Michael Sanderson
Managing Director
Accepted and confirmed as of the Trade Date:
Integra LifeSciences Holdings Corporation

By:	/s/ Stuart M. Essig, CEO

Authorized Signatory Name: Stuart M. Essig, CEO
[DB Bond Hedge Confirmation]

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske	Deutsche Bank AG is authorized under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com